Exhibit 5.1

June 7, 2013

The Allstate Corporation
2775 Sanders Road
Northbrook, Illinois, 60062

RE:	THE ALLSTATE CORPORATION
3.15% SENIOR NOTES DUE 2023
4.50% SENIOR NOTES DUE 2043

Ladies and Gentlemen:

We have acted as special counsel to The Allstate Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $500 million in aggregate principal amount of its 3.15% Senior Notes due 2023 (the “2023 Notes”) and $500 million in aggregate principal amount of its 4.50% Senior Notes due 2043 (the “2043 Notes” and, together with the 2023 Notes, the “Notes”) pursuant to the Underwriting Agreement, dated June 4, 2013 (the “Underwriting Agreement”), between the Company and (i) with respect to the 2023 Notes, the several the underwriters listed on Schedule I-A to the Underwriting Agreement for whom Wells Fargo Securities, LLC, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as representatives and (ii) with respect to the 2043 Notes, the several the underwriters listed on Schedule I-B to the Underwriting Agreement for whom Goldman, Sachs & Co., Barclays Capital Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives (collectively, the “Underwriters”).  The Notes will be issued under the Indenture, dated December 16, 1997 (the “Base Indenture”), as amended by the Third Supplemental Indenture, dated July 23, 1999, and the Sixth Supplemental Indenture, dated June 12, 2000, and as supplemented by Seventeenth Supplemental Indenture, with respect to the 2023 Notes, and the Eighteenth Supplemental Indenture, with respect to the 2043 Notes, each dated June 7, 2013 (together, the “Supplemental Indentures,” and together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association (as successor in interest to State Street Bank and Trust Company), as trustee (the “Trustee”).

In connection therewith, we have examined (a) the registration statement on Form S-3 (File No. 333-181059) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which automatically became effective under the Securities Act on April 30, 2012, allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the documents incorporated by reference therein (such registration statement on the date such registration statement is deemed to be effective pursuant to Rule 430B of the Rules and Regulations for purposes of liability under Section 11 of the Securities Act of the Company and the Underwriters (which, for purposes hereof, is June 4, 2013, the “Effective Date”), and including the information deemed to be a part of such registration statement as of the Effective Date pursuant to Rule 430B of the Rules and Regulations, the “Registration Statement”); (b) the prospectus, dated April 30, 2012 (the “Base Prospectus”), filed as part of the Registration Statement; (c) the preliminary prospectus supplement, dated June 4, 2013, relating to the Notes, in the form filed by the Company with the Commission on January 4, 2013 pursuant to Rule 424(b) of the Rules and Regulations; (d) the prospectus supplement, dated January 4, 2013 (together with the Base Prospectus, the “Prospectus”), relating to the Notes, in the form filed by the Company with the Commission on January 5, 2013 pursuant to Rule 424(b) of the Rules and Regulations; (e) an executed copy of the Underwriting Agreement; (f) an executed copy of the Base Indenture; (g) executed copies of the Supplemental Indentures; (h) an executed and authenticated copy of the certificates representing the Notes; (i) a certificate, dated June 3, 2013, and a facsimile bringdown thereof, dated June 7, 2013, from the Secretary of State of the State of Delaware as to the existence and good standing in the State of Delaware of the Company; (j) a copy of the Restated Certificate of Incorporation of the Company, as currently in effect, a copy of the Amended and Restated Bylaws of the Company, as currently in effect and a copy of the resolutions of the Board of Directors of the Company, in each case, as certified by the Secretary of the Company in the Secretary’s Certificate, dated June 7, 2013; and (k) such other records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

We have also examined, have relied as to matters of fact upon and have assumed the accuracy of originals or copies certified, or otherwise identified to our satisfaction, of such records, agreements, documents and other instruments and such representations, statements and certificates or comparable documents of or from public officials and officers and representatives of the Company and of representations of such persons whom we have deemed appropriate, and have made such other investigations, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.  In such examination, and in connection with our review of all such documents, including the documents referred to in clauses (a) through (k) of the preceding paragraph, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

With your permission, for purposes of the opinion expressed herein, we have assumed that the Trustee has the power and authority to authenticate the certificates representing the Notes.

Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the issuance of the Notes has been duly authorized by the Company, each certificate representing the Notes has been duly executed and delivered by the Company against payment therefor in accordance with the terms of the Underwriting Agreement, and, assuming each certificate representing the Notes has been authenticated and delivered by the Trustee in accordance with the terms of the Indenture, the Notes constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (y) general principles of equity (regardless of whether such principles are considered in a proceeding at law or in equity), and the Notes are entitled to the benefits of the Indenture.

We express no opinion as to the effect of any federal or state laws regarding fraudulent transfers or conveyances.  We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States.  In particular (and without limiting the generality of the foregoing), we express no opinion concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Notes is located that limits the rate of interest that such holder may charge or collect.  Furthermore, we express no opinion as to: (i) whether a United States federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Notes or the Indenture or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof.  We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Notes, and to the reference to us under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not thereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP